EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-30055, 333-35352, 333-88780, and 333-106438 on Form S-8, Registration Statement Nos. 033-61850, 333-58273, 333-134221, and 333-151779 on Form S-8 and Registration Statement No. 333-143815 on Form S-3 of our reports dated February 23, 2009, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph for the change in method of accounting and disclosure for stock-based compensation and defined benefit pension plans in 2006) of St. Mary Land & Exploration Company and the effectiveness of St. Mary Land & Exploration Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of St. Mary Land & Exploration Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 23, 2009